EXHIBIT 2

POWER OF ATTORNEY

LIMITED POWER OF ATTORNEY

The undersigned hereby appoint Dennis M. Weibling, Co-Executor of The Estate of Keith W. McCaw (the “Estate”) and Co-Trustee of the Keith W. McCaw Living Trust (the “Trust”),  as the true and lawful attorney-in-fact and agent for each of the Estate and the Trust, with full power of substitution and resubstitution, for and in the Estate’s and Trust’s stead, to sign on behalf of the Estate and the Trust any and all reports to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and to file such reports, and all other documents in connection therewith, with the Securities and Exchange Commission.

/s/ Craig O. McCaw
Craig O. McCaw, Co-Executor and Co-Trustee

/s/ Bruce R. McCaw
Bruce R. McCaw, Co-Executor and Co-Trustee